ASSET PURCHASE AGREEMENT

                                 between

                   TEXAS 16 CELLULAR TELEPHONE COMPANY

                                   and

                     DOBSON CELLULAR OF TEXAS, INC.

                       DATED AS OF October 9, 1997

                            TABLE OF CONTENTS


                                                            PAGE


ARTICLE I     PURCHASE AND SALE

ARTICLE II    DESCRIPTION OF ASSETS; EXCLUDED ASSETS

Section  2.01 Assets
Section  2.02 Excluded Assets

ARTICLE III   ASSUMPTION OF LIABILITIES

ARTICLE IV    INSTRUMENTS OF TRANSFER

Section  4.01 Transfer Documents
Section  4.02 Assumption Documents

ARTICLE V     PURCHASE PRICE; ALLOCATION

Section  5.01 Purchase Price
Section  5.02 Deposit
Section  5.03 Payment of Purchase Price
Section  5.04 Allocation of Purchase Price
Section  5.05 Purchase Price Adjustment

ARTICLE VI    CLOSING

ARTICLE VII   SELLER'S REPRESENTATIONS

Section  7.01 Organization; Qualification
Section  7.02 Consents; Authorization; Execution and
              Delivery of Agreement
Section  7.03 Subsidiaries and Interests in Other Companies
Section  7.04 Title to Assets; Condition of Assets
Section  7.05 Real Property-Owned
Section  7.06 Real and Personal Property-Leased
Section  7.07 Existing Contracts
Section  7.08 Governmental Licenses
Section  7.09 Compliance with Law
Section  7.10 No Violation of Existing Agreements
Section  7.11 Litigation and Legal Proceedings
Section  7.12 Environmental Compliance
Section  7.13 Employees
Section  7.14 Employee Benefits
Section  7.15 Tax Matters
Section  7.16 Financial Statements
Section  7.17 Subscribers; Agents
Section  7.18 Insurance
Section  7.19 Brokers
Section  7.20 Undisclosed Liabilities
Section  7.21 Pricing of Services
Section  7.22 Proprietary Rights
Section  7.23 Accounts Receivable and Bad Debts
Section  7.24 Product Information
Section  7.25 Certain Business Relationships with Seller

ARTICLE VIII  PURCHASER'S REPRESENTATIONS

Section  8.01 Organization; Qualification
Section  8.02 Consents; Authorization; Execution
              and Delivery of Agreement
Section  8.03 Litigation and Legal Proceedings
Section  8.04 Brokers
Section  8.05 Compliance with Law
Section  8.06 FCC Matters
Section  8.07 No Violation of Existing Agreements
Section  8.08 Availability of Funds

ARTICLE IX    SELLER'S AND PURCHASER'S COVENANTS

Section  9.01 Financial Statements and Cellular System Information
Section  9.02 Governmental Approvals
Section  9.03 Third Party Consents; Closing Conditions
Section  9.04 Access
Section  9.05 Conduct of Business
Section  9.06 No Shopping
Section  9.07 Employees
Section  9.08 Supplemental Disclosure
Section  9.09 Disputed Roaming Receivables

ARTICLE X     CONDITIONS PRECEDENT TO PURCHASER'S
              OBLIGATION TO CLOSE

Section  10.01 Accuracy of Representations and Warranties;
              Performance of this Agreement
Section  10.02 Corporate Resolutions
Section  10.03 Incumbency Certificate
Section  10.04 Third Party Consents; FCC; Hart-Scott Act
Section  10.05 No Material Adverse Change
Section  10.06 Opinion of Counsel to Seller
Section  10.07 Opinion of FCC Counsel to Seller
Section  10.08 Subscribers
Section  10.09 Escrow Agreement
Section  10.10 El Campo Office

ARTICLE XI    CONDITIONS PRECEDENT TO SELLER'S
              OBLIGATION TO CLOSE

Section  11.01 Accuracy of Representations and Warranties;
              Performance of this Agreement
Section  11.02 Directors' Resolutions
Section  11.03 Incumbency Certificate
Section  11.04 FCC; Hart-Scott Act
Section  11.05 Opinion of Counsel to Purchaser
Section  11.06 Escrow Agreement
Section  11.07 No Litigation

ARTICLE XII   CASUALTY LOSSES

ARTICLE XIII  INDEMNIFICATION

Section  13.01 Indemnification by Seller
Section  13.02 Indemnification by Purchaser
Section  13.03 Notice of Claims; Defense of Third Party Claims
Section  13.04 Limited Recourse to Seller
Section  13.05 Limitations

ARTICLE XIV   CONFIDENTIALITY AND PRESS RELEASES

Section  14.01 Confidentiality
Section  14.02 Press Releases
Section  14.03 Disclosures Required By Law

ARTICLE XV    TERMINATION

Section  15.01 Breaches and Defaults; Opportunity to Cure
Section  15.02 Termination

ARTICLE XVI   BROKERS' FEES

ARTICLE XVII  MISCELLANEOUS

Section  17.01 Additional Instruments of Transfer
Section  17.02 Notices
Section  17.03 Expenses
Section  17.04 Transfer Taxes
Section  17.05 Collection Procedures
Section  17.06 Specific Performance
Section  17.07 Governing Law
Section  17.08 Assignment
Section  17.09 Successors and Assigns
Section  17.10 Amendments; Waivers
Section  17.11 Entire Agreement
Section  17.12 Counterparts
Section  17.13 Severability
Section  17.14 Section Headings
Section  17.15 Interpretation
Section  17.16 Further Assurances
Section  17.17 Third Parties
Section  17.18 Waiver of Jury Trial

                              DEFINED TERMS

     TERM                                    SECTION CITE
     Adjustments                             5.05(d)
     Asserting Party                         13.03
     Assets                                  2.01
     Assumed Contracts                       Article III
     Assumption Agreement                    4.02
     Assumed Liabilities                     Article III
     Audited Historical Financial Statements 7.16(a)(i)
     Authorizations                          7.08
     Balance Sheet Date                      7.16(a)(ii)
     Base Price                              5.01
     Bernardo Cellsite                       2.01(g)
     Bernardo Lease                          2.01(g)
     Bill of Sale                            4.01
     Breaching Party                         15.01
     Business                                Recitals
     Cellular Area                           Recitals
     Cellular Authorizations                 2.01(a)
     Cellular System                         Recitals
     CERCLA                                  7.12(b)
     Claims                                  Article XII
     Closing                                 Article VI
     Closing Certificate                     5.05(d)
     Closing Date                            Article VI
     Closing Escrow Agreement                5.03
     Code                                    7.14
     Controlled Group Member                 7.14
     Current Assets                          5.05(a)
     Current Financial Statements            7.16(a)(ii)
     Current Liabilities                     5.05(a)
     DCC                                     5.02
     Deductible                              13.05(a)
     Defending Party                         13.03
     Defined Benefit Pension Plan            7.14
     Deposit                                 5.02
     Deposit Escrow Agent                    5.02
     Deposit Escrow Agreement                5.02
     Disclosing Party                        14.01
     Disputed Roaming Receivables            5.05(a)
     DOJ                                     10.04
     Employee Benefit Plans                  7.14
     Environmental Laws                      7.12(c)
     ERISA                                   7.14
     ERISA Affiliate                         7.14
     Escrow Agent                            5.03
     Escrow Payment                          5.03
     Excluded Assets                         2.02(a)
     Existing Contracts                      7.07
     FCC                                     Recitals
     FCC Authorizations                      2.01(a)
     Final Order                             10.04
     Finality Waiver Notice                  10.04
     FTC                                     10.04
     GAAP                                    5.05(a)
     Hart-Scott Act                          9.02(b)
     Hazardous Substances                    7.12(b)
     Historical Financial Statements         7.16(a)(ii)
     Indemnified Purchaser Parties           13.01(a)
     Interest                                9.03
     Interim Financial Statements            9.01
     Inventory                               5.05(a)
     June Balance Sheet                      7.16(a)(ii)
     Leong                                   9.04(a)
     Liquidated Damages Amount               5.02
     Liens                                   Article I
     Losses                                  13.01(a)
     Material Adverse Effect                 10.01
     Material Loss                           10.01
     Microwave Authorizations                2.01(a)
     Multiemployer Plan                      7.14
     Non-Assumed Liabilities                 Article III
     Non-Breaching Party                     15.01
     Outcollect Rate                         7.07
     Outside Date                            15.02(e)
     Permitted Liens                         Article I
     Person                                  7.04
     Phase I Assessment                      9.05(b)
     Phase II Assessment                     9.05(b)
     Purchase Price                          5.01
     Purchaser                               Introduction
     Purchaser's Estimate                    5.05(d)
     Purchase Orders                         7.07
     RCLA                                    7.12(b)
     RCRA                                    7.12(b)
     Real Party in Interest                  7.15
     Recipient Party                         14.01
     Response Period                         5.05(d)
     RSA                                     Recitals
     Seller                                  Introduction
     Seller's Estimate                       5.05(d)
     Six Month Income Statement              7.16(a)(ii)
     Special Temporary Authority             10.04
     Subscriber                              5.05(a)
     Subscriber Adjustment                   5.05(c)
     Target Number of Subscribers            5.05(a)
     Tax                                     7.15
     Tentative Subscriber                    5.05(a)
     Third Party Claim                       13.03
     Working Capital Adjustment              5.05(b)

SCHEDULES

1       Permitted Liens

2.01(a) Contracts and Authorizations

2.01(c) Tangible Asset List

2.01(d) Interests in Real Property and Towers

2.01(f) Intangible Personal Property

2.02    Excluded Assets

5.04    Purchase Price Allocation

5.05(a)(i) Disputed Roaming Receivables

5.05(a)(ii) Marketing Programs

7.04    Liens

7.08    Missing Authorizations

7.09    Compliance with Laws

7.10    Consents

7.11    Litigation

7.12    Environmental Compliance

7.13    Employees

7.14    Employee Benefits

7.15    Tax Matters

7.16(a)(i) Historical Financial Statements

7.16(a)(ii) Current Financial Statements

7.16(c) Certain Transactions Since Balance Sheet Date

7.17    Agents

7.18    Insurance

7.21    Seller's Rate Plans

7.24    Product Information

7.25    Certain Business Relationships

9.01    Monthly Reports

9.03    Form of Consent Letter

9.05    Conduct of Business; Repairs

EXHIBITS

A.      Bill of Sale and Assignment Agreement

B.      Assumption Agreement

C.      Deposit Escrow Agreement

D.      Closing Escrow Agreement

E       Opinion of Counsel for Seller

F.      Opinion of FCC Counsel for Seller

G.      Opinion of Counsel for Purchaser

                        ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of October 9, 1997 by and between TEXAS 16 CELLULAR TELEPHONE COMPANY, a Texas corporation
("Seller"), and DOBSON CELLULAR OF TEXAS, INC., an Oklahoma corporation ("Purchaser").

                             R E C I T A L S

     WHEREAS, Seller owns all right, title and interest in those certain licenses listed on Schedule 2.01(a) granted by the Federal Communications Commission ("FCC") to provide cellular radio telephone service in the FCC's rural service area ("RSA") #16 in the State of Texas (the "Cellular Area") and owns and operates the non-wireline cellular telephone system in the Cellular Area (the "Cellular System"); and

     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets and rights of Seller relating to the ownership and operation of the cellular radio telephone business in the Cellular Area (the "Business"), all subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                ARTICLE I
                            PURCHASE AND SALE

     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller at the Closing, all of Seller's right, title and interest in and to the Assets (as defined in Section 2.01 hereof), free and clear of all debts, liabilities, obligations, and taxes other than Assumed Liabilities, and free and clear of all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind (collectively, "Liens") other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established and are taken into account in the Working Capital Adjustment,
(ii) any Lien arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business,
(iii) any Lien provided for in any contract or lease listed on the disclosure schedules hereto and not related to any indebtedness for borrowed money, (iv) any Lien that does not materially interfere with the use by Seller of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens), (v) as to leaseholds, interests of the lessors thereof and Liens affecting the interests of such lessors and (vi) any Lien set forth on SCHEDULE 1 attached hereto.

                               ARTICLE II
                 DESCRIPTION OF ASSETS; EXCLUDED ASSETS

     SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and rights owned by Seller of whatever description which relate in any way to the ownership, use or operation of the Business, except assets excluded pursuant to Section 2.02 hereof, but including all property and rights acquired or obtained by Seller from the date hereof through the date of Closing (collectively, the "Assets"). Such Assets shall be free and clear of all Liens other than Permitted Liens as of the Closing.
Such Assets shall include, without limitation:

          (a) Seller's FCC authorizations to operate a cellular radio telephone system in the Cellular Area (the "Cellular Authorizations") and microwave paths used in connection with such cellular operations (the "Microwave Authorizations" and together with the Cellular Authorizations, the "FCC Authorizations"); all leases, agreements, licenses and permits (to the extent transferable), consents, revenue sharing agreements, agreements for the reception or transmission of signals by microwave to which Seller is a party; all easements, appurtenances, rights-of-way and construction permits, if any, related to the Business; all right, title and interest, if any, in and to all streets, roads and public places, open or proposed; all agreements between Seller and any suppliers, cellular telephone service companies and subscribers, and all other similar rights and agreements (including so-called roaming agreements), including all applications therefor, which in any way may relate to or concern the operation by Seller of the Business, all of which items (other than those not required to be listed pursuant to Sections 7.06 and 7.07 of this Agreement) are more particularly set forth on
SCHEDULE 2.01(A) OR 2.01(D) attached hereto.

          (b) Originals or copies (at Seller's option) of all of Seller's files of correspondence, lists, records and reports concerning
(i) customers and prospective customers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of Seller with the FCC.

          (c) All of Seller's right, title and interest in and to towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, machinery, testing equipment, motor vehicles, office equipment, computers and related software, furniture and fixtures, supplies, inventory, spare parts, and other physical assets, if any, used in or relating to the Business, and all modifications, additions, restorations or replacements of the whole or any part thereof, substantially all of which tangible assets as of the date hereof are described on SCHEDULE 2.01(C) attached hereto, but excluding the items set forth on Schedule 2.02.

          (d) All real property, leaseholds and other interests in real property (including leases and licenses of towers and tower space) of Seller used in or relating to the Business, as described on
SCHEDULE 2.01(D) attached hereto, but excluding the leaseholds described on Schedule 2.02.

          (e) All of Seller's right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business provided that Seller may retain a copy thereof.

          (f) All of the following, along with all related income, royalties, damages and payments, if any, due or payable as of the Closing Date or thereafter: inventions, trademarks, service marks, trade dress, trade names, logos and registrations and applications for a registration thereof together with all of the goodwill associated therewith, copyrights and copyrightable works and registrations and applications for the registration thereof, computer software, data, data bases, documentation thereof, trade secrets and other confidential information, other intellectual property rights and intangible embodiments thereof (in whatever form or medium); together with all books, records, drawings and other indicia, however evidenced; in each case including, without limitation, the items set forth on Schedule 2.01(f) attached hereto, but excluding the items set forth on Schedule 2.02.

          (g) All communications towers, buildings, fixtures and other improvements including, without limitation, all electrical, mechanical, plumbing and other building systems, security and surveillance systems and wiring and cable installations owned by Seller and located on the property leased by Seller, including, without limitation, located at or on (x) the ten (10) acre parcel of land leased by Seller from L-Square Land Company ("L-Square") located in Wharton County, Texas (the "El Campo MTSO Site") under the Lease Agreement between Seller and L-Square dated August 15, 1991 (the "MTSO Lease") and (y) the 6.26 acre parcel of land leased by Seller from L-Square located in Colorado County, Texas (the "Bernardo Cell Site") under the Lease Agreement dated August 15, 1991 (the "Bernardo Lease").

          (h)  All prepayments and prepaid expenses.

          (i) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, except to the extent described in Section 2.02(b) or on Schedule 2.02.

          (j) The right to receive and retain mail, accounts receivable payments and other communications.

          (k) The right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing.

          (l) All advertising, marketing and promotional materials and all other related printing or written materials.

          (m) All subscriber notes receivable (if any) and accounts receivable (including subscriber receivables and roaming revenue receivables).

          (n)  All goodwill as a going concern.

          (o) Any assets of the type-described above which are acquired after the date hereof but prior to the Closing.

     SECTION 2.02.  EXCLUDED ASSETS.  (a)  The Disputed Roaming
Receivables and the other properties and assets described in
SCHEDULE 2.02 attached hereto and in Section 2.02(b) of this Agreement which relate to the Business shall not be included in the Assets, shall be retained by Seller and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").

          (b) Anything in this Agreement to the contrary notwithstanding, the Assets sold to the Purchaser pursuant to the terms of this Agreement shall not include the Seller's corporate records, books of account, cash, bank deposits and cash equivalents at the time of the Closing, insurance policies and rights and claims thereunder, bonds, letters of credit, surety instruments and other similar items, and all claims, rights and interests in and to any refunds of taxes or fees of any nature, or other claims against third parties (including collection claims involving delinquent subscribers who are not active subscribers of the Cellular System (i.e. Persons who are not receiving service) as of the Closing Date and no portion of whose account receivable is included in the Current Assets (as defined in Section 5.05(a)(i)) as of the Closing Date; but excluding claims in respect of notes and accounts receivable included in Current Assets), relating to the ownership of the Assets or the operation of the Cellular System on or before the Closing Date.

                               ARTICLE III
                        ASSUMPTION OF LIABILITIES

     At Closing, Purchaser shall assume and agree to perform and discharge the following to the extent not previously performed or discharged as of the Closing: (i) all obligations of Seller which accrue and are to be performed from and after the Closing under those permits, authorizations, licenses, leases, rights of way, easements and other agreements either set forth on SCHEDULES 2.01(A) AND (D) attached hereto or those agreements of a non-material nature which are not required by this Agreement to be disclosed on SCHEDULES 2.01(A) AND (D) and (ii) all other obligations of Seller entered into during the period from the date hereof to the Closing by Seller in the ordinary course of its business in accordance with the provisions of Section 9.05 below or that were identified to and consented by Purchaser (all of such permits, authorizations, licenses, leases, rights of way, easements and other agreements referred to in items (i) and (ii) being referred to hereinafter as the "Assumed Contracts"); and (iii) all "Current Liabilities" (as defined in Section 5.05(a) hereof) but only if and to the extent that Purchaser receives a credit against the Purchase Price at the Closing (such items (i) through (iii) are collectively referred to herein as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on SCHEDULE 2.02, or other obligations of Seller of any nature whatsoever other than the Assumed Liabilities (such other liabilities, debts, contracts, agreements or obligations of Seller other than the Assumed Liabilities being referred to as "the Non-Assumed Liabilities").

                               ARTICLE IV
                         INSTRUMENTS OF TRANSFER
                             AND ASSUMPTION

     SECTION 4.01. TRANSFER DOCUMENTS. At the Closing, Seller will deliver to Purchaser (a) one or more Bills of Sale in substantially the form attached hereto as EXHIBIT A (a "Bill of Sale"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases, in such form and including such matters as Purchaser shall reasonably request and as shall be reasonably acceptable to Seller, as shall be effective to vest in Purchaser all of Seller's right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data included in the Assets.

     SECTION 4.02. ASSUMPTION DOCUMENTS. At the Closing, Purchaser and Seller will execute and deliver (a) an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "Assumption Agreement") and (b) all such other good and sufficient instruments of assumption in such form and including such matters as Seller shall reasonably request and as shall be reasonably acceptable to Purchaser in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                ARTICLE V
                       PURCHASE PRICE; ALLOCATION

     SECTION 5.01. PURCHASE PRICE. The total purchase price for the Assets shall be Fifty-three Million Seven Hundred Seventy-five Thousand Dollars ($53,775,000) (the "Base Price"), as adjusted in accordance with the provisions of Section 5.05 hereof (as adjusted, the "Purchase
Price").

     SECTION 5.02. DEPOSIT. Simultaneously with the execution of this Agreement, Purchaser is depositing as a good faith deposit $2.70 million (the "Deposit") with CoreStates Bank, N.A. (the "Deposit Escrow Agent"), to be held, invested and disbursed pursuant to the terms of the Deposit Escrow Agreement in the form of EXHIBIT C attached hereto (the "Deposit Escrow Agreement"). If the Closing occurs, then the Deposit and all earnings on the Deposit shall be paid to Purchaser pursuant to the Deposit Escrow Agreement. If Seller terminates this Agreement in accordance with the provisions of Section 15.02(d), at the time of such termination Seller is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to such an extent that Seller's breaches, in the aggregate, have caused or would reasonably be expected to cause Purchaser to suffer a Material Loss (as defined in Section 10.01) or otherwise result in a Material Adverse Effect (as defined in Section 10.01) and the conditions set forth in Sections 10.05 and 10.08 would have been satisfied had Closing occurred on the date Seller terminates this Agreement, then Seller shall be entitled to the Deposit plus all earnings thereon as liquidated damages (the "Liquidated Damages Amount"), which Liquidated Damages Amount the parties agree is a fair and reasonable measure of the damages that Seller would sustain as a result of such termination. Notwithstanding anything else set forth in this Section 5.02, if this Agreement is terminated before Closing has occurred, then Seller's sole and exclusive recourse against Purchaser, Dobson Communications Corporation ("DCC"), as guarantor, or any of their subsidiaries or affiliates for any breach by Purchaser and/or DCC of their representations or obligations hereunder (including in the event Seller terminates this Agreement in accordance with the provisions of Section 15.02(d)) shall be to receive the Liquidated Damages Amount. In any other case if the Closing does not occur, then, pursuant to the Deposit Escrow Agreement, the Deposit and all earnings thereon shall be paid to Purchaser. All payments by the Deposit Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

     SECTION 5.03. PAYMENT OF PURCHASE PRICE. The Purchase Price less an amount equal to $4.0 million (the "Escrow Payment"), shall be payable by wire transfer of immediately available funds to Seller at Closing.
The Escrow Payment shall be paid by the Purchaser at Closing to CoreStates Bank, N.A., as escrow agent (the "Escrow Agent") to be held, invested and disbursed pursuant to the terms of the Closing Escrow Agreement in the form of EXHIBIT D attached hereto (the "Closing Escrow Agreement"). Purchaser will use commercially reasonable efforts to cause the wire transfer of such amounts to be made to Seller and the Escrow Agent by noon of the Closing Date.

     SECTION 5.04. ALLOCATION OF PURCHASE PRICE. The Purchase Price and the Assumed Liabilities shall be allocated among the Assets being purchased as set forth on Schedule 5.04. Purchaser and Seller each agree to file their income tax returns and their other tax returns and IRS Form 8594 reflecting the allocation set forth on such Schedule unless otherwise required by applicable legal requirements.

     SECTION 5.05.  PURCHASE PRICE ADJUSTMENT.

     (a) As used in this Section 5.05, the following terms shall have the meaning set forth below:

     "CURRENT ASSETS" means the Cellular System's (i) subscriber accounts receivable, excluding outcollect roaming revenue receivables, that are current to less than 91 days past due, net of a reserve for bad debts, which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty
(30) or fewer days past due, ten percent (10%) of such accounts receivable that are more than thirty (30) but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one (91) days past due;
(ii) outcollect roaming revenue receivables excluding those outcollect roaming revenue receivables which are in dispute or considered uncollectable in the normal course and are identified on Schedule 5.05(a)(i) (the "Disputed Roaming Receivables"); (iii) inventory of cellular telephone handsets, pagers, calling cards, accessories and ancillary equipment (excluding the car stereo and speaker inventory comprising a portion of the Excluded Assets) held for sale to subscribers and which is not obsolete reflected at net book value (the "Inventory"); provided in no event shall the net book value of the Inventory used to determine Current Assets exceed $100,000, (iv) earned but unbilled outcollect roaming revenue and (v) prepaid items which Purchaser will receive the benefit of after the Closing such as prepaid rent, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

     "CURRENT LIABILITIES" means the Cellular System's (i) subscriber deposits received, (ii) deferred revenue (i.e. unearned income), (iii) accrued employee vacation expense, (iv) salaries, bonuses, fringe benefits and other remuneration payable to employees to be hired by Purchaser to the extent not paid (or provided for by Seller on the Closing Date), (v) expenses for goods and services received in the normal course of business including taxes, utility charges, special assessments, commissions, fees and (vi) other trade payables and accrued expenses incurred in the normal course of business, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

     "GAAP" means generally accepted accounting principles consistently applied.

     "SUBSCRIBER" means a person or entity subscribing for cellular telephone service on the Cellular System for at least the 30 consecutive day billing cycle of the Cellular System ("Billing Cycle") ending on or prior to the Closing Date (i) who pays for service under the Cellular System's normal rate plan for that category of subscriber, (ii) who has paid for at least one full Billing Cycle's service and whose account is active within the normal practices and procedures of the Cellular System and in no case is more than 90 days past due, (iii) who was obtained as a subscriber in the normal course of business of the Cellular System consistent with past practice and not as a result of (A) marketing efforts that are not customary in the cellular telephone industry generally or which are not described on Schedule 5.05(a)(ii) or (B) any other plans for which the Seller failed to obtain Purchaser's prior written consent. SCHEDULE 5.05(A)(II) attached hereto sets forth all marketing and promotional plans Seller has used, is using or proposes to use, from September 30, 1996 to the Closing to acquire subscribers.

     "TENTATIVE SUBSCRIBER" means a person or entity which as of the Closing Date meets all of the requirements for being a "Subscriber" (as defined in this Section 5.05(a)) except for the failure to have been a cellular telephone service customer for the full Billing Cycle immediately prior to the Closing Date.

     "TARGET NUMBER OF SUBSCRIBERS" means 3,570 plus the product of 100 times the number of 30 day periods elapsed from July 9, 1997 to the Closing (pro rated for any partial periods of less than 30 days).

     (b) The Base Price shall be increased (or decreased) by the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (the "Working Capital Adjustment").

     (c) The Base Price shall be (i) decreased by an amount equal to the product of (A) $300.00 and (B) the difference between 3,470 and the number of Subscribers as of the Closing Date if less than 3,470, or (ii) increased by an amount equal to the product of (A) $300.00 and (B) the excess of the number of Subscribers as of the Closing Date over the Target Number of Subscribers (such decrease or increase in the Base Price being referred to herein as the "Subscriber Adjustment"); provided, however, for purposes of determining the Subscriber Adjustment, a Tentative Subscriber shall be counted as a Subscriber as of the Closing Date if as of the end of the System's normal Billing Cycle which commences after the Closing Date such Tentative Subscriber is still an active cellular telephone service customer of the Cellular System and has paid all charges for service when due.

     (d) Seller shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment and Subscriber Adjustment (collectively, the "Adjustments") and the number of Tentative Subscribers in accordance with this Section 5.05 and Seller's estimate of the Purchase Price resulting from the Adjustments ("Seller's Estimate"). Seller's Estimate shall be accompanied by detailed supporting documents, work papers, subscriber records, an update (if any) of Disputed Roaming Receivables to be added to Schedule 5.05(a)(i), the most current EDS report that can be practically obtained with respect to Seller's earned but unbilled outcollect roaming revenue (the "EDS Report") and other data supporting each Adjustment and Seller's Estimate. The Seller's Estimate shall be based upon the books and records of the Cellular System. The Seller's Estimate shall be accompanied by a certificate signed by the President or Chief Financial Officer of Seller certifying that Seller's Estimate was calculated in good faith and in accordance with the provisions of this Section 5.05. After the delivery of Seller's Estimate and prior to the Closing, Purchaser and Seller shall attempt to resolve any disputes between Seller and Purchaser with respect to Seller's proposed Adjustments and to the extent possible shall update the Adjustments to reflect Seller's actual earned but unbilled outcollect roaming revenue based upon an EDS Report prepared as close to the Closing Date as practical. In connection therewith, Purchaser shall have full access to all Seller's records related to Seller's proposed Adjustments. Prior to Closing, Purchaser shall advise Seller in writing as to any dispute Purchaser has with Seller's Estimate and provide Seller with Purchaser's calculation of the Adjustments and the Purchase Price, accompanied by a certificate signed by the President or Chief Financial Officer of Purchaser certifying that Purchaser's calculation was made in good faith and shall be accompanied by supporting documents and information, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event Purchaser's Estimate of the Purchase Price is less than $25,000 less than Seller's Estimate, the Closing shall proceed with the Purchase Price based upon Seller's Estimate. In the event the Purchaser's Estimate of the Purchase Price is more than $25,000 less than Seller's Estimate, then the mid-point between Seller's Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing.

     Within 90 days after the Closing Date, Purchaser shall deliver to Seller a certificate (the "Closing Certificate") signed by the President or Chief Financial Officer of Purchaser providing a compilation of the Adjustments to be made pursuant to this Section 5.05 including additions to Schedule 5.05(a)(i) for additional Disputed Roaming Receivables Purchaser believes in good faith should be Excluded Assets and any other changes in the Adjustments used to determine the Purchase Price at Closing, together with a copy of any supporting documents, work papers, subscriber records and other data relating to such Closing Certificate and such other supporting evidence as Seller may reasonably request either prior to or after delivery thereof. If Seller shall conclude that the Closing Certificate does not accurately reflect the Adjustments to be made to the Base Price in accordance with this Section 5.05, Seller shall, within 30 days after their receipt of the Closing Certificate (such 30 day period being referred to as the "Response Period"), deliver to Purchaser a written statement of any discrepancies believed to exist. If Seller fails to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in the Purchaser's Closing Certificate shall be controlling for all purposes hereof and Purchaser or Seller, as the case may be, shall on or before the fifth business day following the expiration of the Response Period pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth business day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Seller's statement of discrepancies, Purchaser or Seller, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Seller shall use good faith efforts to jointly resolve their discrepancies within 15 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon the parties and not subject to further dispute or review. In the event Purchaser and Seller are unable to resolve their differences within such fifteen (15) day period, then either party may request that the matter be resolved by Price Waterhouse (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Seller and Purchaser at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Purchaser and Seller. Within 5 days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Seller, Purchaser shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Purchaser, Seller shall pay such amount thereof to Purchaser. All amounts owed by Purchaser or Seller to the other in accordance with this
Section 5.05(d) shall be paid by wire transfer of immediately available funds and shall not bear any interest. Any amount due Purchaser from Seller under this Section 5.05 and not paid when due may also be paid from the funds held pursuant to the Escrow Agreement.

                               ARTICLE VI
                                 CLOSING

     Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of Edwards & Angell, 750 Lexington Avenue, New York, New York 10022, on the date (the "Closing Date") which is the latest of (a) the tenth (10th) day after the date that (i) the FCC granted its consent to the assignment of the Cellular Authorizations from Seller to the Purchaser by a Final Order (as defined in Section 10.04) or (ii) if applicable, Seller receives from Purchaser the Finality Waiver Notice (as defined in Section 10.4), (b) the fifth
(5th) day after the expiration or early termination of the waiting period under the Hart-Scott Act; (c) the tenth (10th) day after the date that the FCC granted a Special Temporary Authority (as defined in Section 10.04) for Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations on a temporary basis; or (d) January 2, 1998; provided if such latest date is not a business day, the Closing Date shall be the next following business day. The Closing shall be effective as of 12:01 a.m. on the Closing Date. At Closing, each party shall deliver or cause to be delivered to the other party the instruments of transfer and assumption referenced in Article IV of this Agreement and the other deliveries required by Article X (for Seller) and
Article XI (for Purchaser) of this Agreement, and Purchaser shall deliver to Seller, by wire transfer of immediately available funds to one or more bank accounts as specified by Seller in wire transfer instructions to be delivered to Purchaser at least two business days prior to the Closing Date, the Purchase Price as required pursuant to Section 5.03.

                               ARTICLE VII
                        SELLER'S REPRESENTATIONS

     Seller hereby represents and warrants that:

     SECTION 7.01. ORGANIZATION, QUALIFICATION. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to own and operate its properties and to carry on its Business as now being conducted or proposed to be conducted and to carry out the transactions contemplated by this Agreement. Seller has the full power and authority to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorizations and the other governmental and third-party consents referred to in Section 10.04, perform its obligations under this Agreement and to undertake the transactions contemplated hereby.

     SECTION 7.02.  CONSENTS, AUTHORIZATION, EXECUTION AND
DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary corporate and stockholder action of Seller. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

     SECTION 7.03. SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. Seller has no subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other person.

     SECTION 7.04. TITLE TO ASSETS; CONDITION OF ASSETS. Seller has, and will convey to Purchaser at Closing, good title to the Assets, free and clear of all Liens other than Permitted Liens. All Liens in effect on the date hereof which are to be discharged at Closing are listed on
SCHEDULE 7.04 hereto. The tangible property included among the Assets (other than spare equipment and parts, all of which will be conveyed "as is, where is") is in good working order and repair, reasonable wear and tear excepted. The Assets constitute all of the assets which are necessary, used or useful in the operation of the Business as it is currently being conducted by Seller other than the Excluded Assets. Except as disclosed on Schedule 7.25, no officer, director, stockholder or employee of Seller, or any other individual, partnership, corporation, person or entity (a "Person") (other than Seller) controlling, controlled by or affiliated with or family member of any such officer, director, stockholder or employee, owns, leases or has any rights in any property, license or other assets related to the Business other than the Excluded Assets. Except for factors typically affecting propagation and reception in the cellular telephone industry generally, the tangible property included in the Assets are technically sufficient and capable of providing cellular telephone service in the Cellular Area in accordance with applicable FCC regulations except as set forth on SCHEDULE 7.08.
All of the buildings, towers, antenna, fixtures and improvements owned by Seller, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings, towers, antenna or improvements and are owned by Seller (or in the case of such buildings, towers, antenna, fixtures, improvements, equipment, facilities and structural components which are leased by Seller, to Seller's knowledge) comply with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, have no structural defects and do not require any repair other than maintenance as is customary in the cellular telephone industry generally and the repair of ordinary wear and tear.

     SECTION 7.05. REAL PROPERTY - OWNED. Seller owns no real property and the real property leased by Seller related to the Business has never been owned by Seller.

     SECTION 7.06.  REAL AND PERSONAL PROPERTY - LEASED.  Set forth on
SCHEDULE 2.01(D) (in the case of real property) and SCHEDULE 2.01(A) (in the case of personal property), are true and accurate listings of all real and personal property leases to which Seller is a party (other than personal property leases with annual payments of less than $2,000 and which leases, together with the other contracts and agreements not required to be disclosed on SCHEDULES 2.01(A) AND (D), in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) setting forth (i) the name of the lessor and (ii) with respect to the real property leases, a description of the property leased. Except as set forth on SCHEDULE 2.01(D) (in the case of leased real property) and SCHEDULE 2.01(A) (in the case of leased personal property), all of the leases set forth on Schedule 2.01(d) (i) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid,
(iii) Seller and, to Seller's knowledge, each other party thereto have complied with all respective covenants and provisions of such leases,
(iv) neither Seller nor, to Seller's knowledge, any other party is in default in any respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity or enforceability of any such lease will be in no way affected by the sale of the Assets to Purchaser provided all required consents have been obtained from the other parties to such lease.

     SECTION 7.07. EXISTING CONTRACTS. SCHEDULES 2.01(A) AND (D) hereto set forth all contracts, commitments and agreements in effect on the date hereof with Seller's subscribers (other than standard subscriber agreements for cellular service), all leases (other than personal property leases with annual payments of less than $2,000 and which leases, together with the other contracts and agreements not required to be disclosed on SCHEDULES 2.01(A) AND (D), in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) to which Seller is a party, and all other contracts, commitments and agreements (other than agreements with annual payments of less than $2,000 and which agreements, together with the other leases and contracts not required to be disclosed on SCHEDULES 2.01(A) AND (D), in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) or commitments (written or oral) to which Seller is a party which relate to the ownership of the Assets or the operation of the Business (the "Existing Contracts") except for standard roaming agreements (i.e. those containing no unique or burdensome provisions) with other carriers (other than the roaming agreements with the five carriers disclosed on Schedule 2.01(a) hereto which Seller represents accounted for at least 85% of Seller's total roaming revenue for the period January 1, 1997 through August 31, 1997) and the contracts, leases, commitments and agreements included among the Non-Assumed Liabilities (the "Excluded Contracts"). Except as set forth on Schedule 2.01(a), Seller has not received notice from any of the five carriers disclosed on Schedule 2.01(a) that such carrier will reduce the rate it now pays Seller for its customers' use of service when roaming in the Cellular System (the "Outcollect Rate"). Except as disclosed on Schedule 7.25, no officer, director or employee of Seller or any Person (other than Seller) controlling, controlled by or affiliated with or family member of any such officer, director or employee has any contractual relationship relating to the ownership or operation of the Business. Seller has heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Except as disclosed on SCHEDULES 2.01(A) AND (D), Seller has no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and Seller is in compliance with its obligations under such Existing Contracts. Except for the Existing Contracts, standard subscription and standard roaming agreements and the Excluded Contracts, Seller has not entered into any other contract, commitment or agreement (other than agreements with annual payments of less than $2,000 and which agreements, together with the other leases and contracts not required to be disclosed on SCHEDULES 2.01(A) AND (D), in the aggregate have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) relating to the ownership of the Assets or the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases, or guaranty agreements. Seller has received no notice of any claims by third parties that Seller is required to enter into other agreements to enable it to continue to own the Assets and operate of the Business as it is presently being operated.

     SECTION 7.08.  GOVERNMENTAL LICENSES.  Except as set forth on
SCHEDULE 7.08, Seller holds all licenses, consents, permits, approvals and authorizations of public and governmental bodies including, without limitation, the FCC and the state, counties and municipalities served by the Business, which are required for the operation of the Cellular System as it is currently being operated and in connection with the ownership of the Assets (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Except as set forth on
Schedule 7.08, Seller is in compliance with the terms of the Authorizations which it holds and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership of the Assets or the operation of the Business. Except as set forth on Schedule 7.08, all fees due and payable from Seller to governmental authorities pursuant to the Authorizations have been paid. Except as set forth on Schedule 7.08, all reports required of Seller to be filed in connection with the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Seller to Purchaser and are identified on SCHEDULE 2.01(A) hereto. The ownership of the Assets and the operation of the Business by Seller are not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality.

     SECTION 7.09.  COMPLIANCE WITH LAWS.  Except as set forth on
SCHEDULE 7.08, 7.09 OR 7.15, Seller is in compliance with, and is not in default under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to the Assets or the Business, including, without limitation, the rules and regulations of the FCC.

     SECTION 7.10. NO VIOLATION OF EXISTING AGREEMENTS. Subject to obtaining the consents for the Existing Contracts identified in SCHEDULE
7.10 and to the receipt of all necessary consents and approvals from the FCC and under the Hart-Scott Act, the execution, delivery and performance of this Agreement by Seller and Seller's transfer of the Assets to Purchaser (i) will not violate any provisions of any law, (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts, and (iii) will not result in the creation of any Lien upon the Assets or the Business other than Permitted Liens.

     SECTION 7.11. LITIGATION AND LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 7.11, there is no outstanding judgment against Seller or any director, officer or stockholder of Seller affecting the Business or the Assets or which question the validity of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement and there is no litigation, proceeding or investigation pending, or, to Seller's knowledge, threatened, against Seller or any director, officer or stockholder of Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 7.11, there are no proceedings pending to which Seller or any director, officer or stockholder of Seller is a party or, to Seller's knowledge, threatened, nor has Seller received written notice of any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of Seller's rights with respect to the Authorizations or Existing Contracts.

     SECTION 7.12. ENVIRONMENTAL COMPLIANCE. (a) Except as set forth on SCHEDULE 7.12 hereto, (i) Seller has not generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with Seller's ownership or use of the Assets or Seller's conduct of the Business on, in or under any property or facility used, owned or leased by Seller or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no asbestos that has been rendered friable, no polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, used or leased by Seller; and (iv) any Hazardous Substance handled or dealt with in any way by Seller during Seller's ownership or use of the Assets or the Business has been and is being handled or dealt with in compliance with all Environmental Laws.

          (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

          (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     SECTION 7.13. EMPLOYEES. SCHEDULE 7.13 sets forth a true and complete list of the names and current salaries of all employees of the Seller involved in the operation of the Business. Such employees are employees at will. Seller has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of Seller. The Seller has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Seller's knowledge threatened, and there is no factual basis for any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving Seller, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting Seller. There are no pending, or, to Seller's knowledge threatened (a) union representation petitions respecting the employees of Seller, (b) efforts being made to organize any of the employees of Seller, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting Seller.

     SECTION 7.14.  EMPLOYEE BENEFITS.  Except as set forth on SCHEDULE
7.14 attached hereto, Seller has no pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, saving plan, or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not a party to any employment contract. No officer, director or employee of Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in Section 3(35) of ERISA, maintained or made available by Seller. Neither Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of Seller participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Seller pursuant to Section 414(b), (c), (m) or (o) of the Code. Neither Seller nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with Seller pursuant to Section 4001(b)(1) of ERISA.

     Each of the Employee Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans" (within the meaning of Section 3(2) of ERISA) have been determined by the Internal Revenue Service ("IRS") to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any pension plan of Seller. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of Seller. Seller has not engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject Purchaser or any affiliate of Purchaser to a penalty tax or other liability under ERISA or the Code. Neither Seller nor any Affiliate of Seller has ever incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan.

     SECTION 7.15. TAX MATTERS. Except as set forth on SCHEDULE 7.15 attached hereto, (a) Seller has timely filed all Tax (as defined below) returns and statements which it is required to file; (b) all such returns are complete and accurate in all material respects and disclose all Taxes required to be paid for the periods covered thereby; (c) Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) to Seller's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of Seller, (f) all Taxes which Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid and (g) Seller has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. For purposes of this
Section 7.15, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     SECTION 7.16.  FINANCIAL STATEMENTS.

     (a)  The Purchaser has heretofore been furnished with the following:

          (i) true and complete copies of the audited balance sheet of Seller as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related audited statements of income and retained earnings and cash flows for the years then ended, each of such balance sheet and income statement being attached hereto as SCHEDULE 7.16(A)(I) (collectively, the "Historical Financial Statements"); and

          (ii) true and complete copies of the unaudited balance sheet (the "June Balance Sheet") of Seller at June 30, l997 (the "Balance Sheet Date") and the related unaudited statement of income for the six-month period then ended (the "Six Month Income Statement" and together with the June Balance Sheet, the "Current Financial Statements"), such balance sheet and income statement being attached hereto as SCHEDULE 7.16(A)(II).

     (b) Except as described below, each of the Historical and Current Financial Statements delivered under Section 7.16 (a)(i) and (ii) hereof was prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices and, with respect to the Current Financial Statements, subject to usual and customary year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements. In 1996, Seller changed its accounting policies and practices relating to
(x) its writeoff of aged accounts receivable to defer writeoff irrespective of the age of the receivable pending completion of Seller's collection efforts and (y) its estimation of the related bad debt reserve to reflect continued inclusion in the accounts receivable balance of such aged receivables. Subject to the following proviso, each of the balance sheets included in such Historical and Current Financial Statements fairly presents in all material respects the financial condition of Seller, as at the close of business on the date thereof; and, subject to the following proviso, each of the statements of income included in such Historical and Current Financial Statements fairly presents in all material respects the results of operations of Seller, for the fiscal period then ended; PROVIDED that references to the Historical Financial Statements relating to fiscal year 1995 shall be deemed to refer only to such Historical Financial Statements as restated to correct certain errors discovered by management of Seller during a subsequent year.

     (c) Except as set forth on SCHEDULE 7.16(C) attached hereto, since the Balance Sheet Date, Seller has not:

          (i) sold, assigned or transferred any of its Assets (except for the Excluded Assets and except pursuant to existing contracts or commitments disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice or for assets sold or disposed of and replaced by other assets of comparable use and value); or canceled any material debts or material claims;

          (ii) waived any material rights, whether or not in the ordinary course of business;

          (iii) entered into any other transaction, except in the ordinary course of business, or entered into any transaction with any officer, director or shareholder of Seller, or any affiliate or family member of any such Person;

          (iv) suffered any material damage, destruction or casualty loss with respect to the Assets, whether or not covered by insurance;

          (v) made any distribution of any of the Assets to any officer, director or shareholder of Seller or any affiliate or family member of such officer, director or shareholder;

          (vi) except as disclosed in writing by Seller to Purchaser, obligated itself or the Business to give free or reduced price service to customers with respect to the Business other than promotions offered in the ordinary course of business and set forth on SCHEDULE 5.05(A) or occasionally free and temporary price reductions, entered into any agreement with any governmental or regulatory authority granting the authorization to freeze fees charged to customers of the Business; or

          (vii) entered into any agreement or understanding to do any of the foregoing.

     SECTION 7.17. SUBSCRIBERS/AGENTS. The number of subscribers receiving service from the Cellular System as of September 16, 1997 was at least 3,457. Schedule 7.17 attached hereto sets forth a list of all agents who sell cellular telephone equipment and/or service on behalf of Seller as of the date hereof, together with such agent's address and the number of gross activations produced by each agent from December 1, 1996 to June 30, 1997.

     SECTION 7.18. INSURANCE. Seller maintains insurance policies for the Cellular System with the insurance carriers, in such amounts and for such losses or casualties as are described on Schedule 7.18.

     SECTION 7.19. BROKERS. Except for Falkenberg Capital Corp., Seller has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

     SECTION 7.20. UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against in the June Balance Sheet except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and except for liabilities and obligations directly related to the transactions contemplated hereby.

     SECTION 7.21. PRICING OF SERVICES. SCHEDULE 7.21 sets forth a description of all rate plans currently offered to subscribers of the Cellular System.

     SECTION 7.22. PROPRIETARY RIGHTS. Seller lawfully possess, and except for the intellectual property rights listed on Schedule 2.02, the Assets will include, all intellectual property rights that are necessary to the conduct of the Business.

     SECTION 7.23. ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of Seller shown on the June Balance Sheet or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs (subject to reserves therefor as will be taken into account in the determination of Current Assets at Closing in accordance with Section 5.05). Seller has furnished Purchaser with a true, complete and accurate copy of an Accounts Status Aging Report relating to the Invoice Date August 19, 1997, as generated by Seller on August 22, 1997 utilizing the ITDS billing system.

     SECTION 7.24. PRODUCT INFORMATION. Except as disclosed on Schedule 7.24, Seller has not sold and does not have in its inventory any refurbished telephone handsets. SCHEDULE 7.24 sets forth a list of manufacturers of telephone handsets presently in Seller's inventory.

     SECTION 7.25. CERTAIN BUSINESS RELATIONSHIPS WITH SELLER. Except as set forth in SCHEDULE 7.25 attached hereto, none of the officers, directors or stockholders of the Seller and its affiliates or family members have been involved in any business arrangement or relationship with Seller within the past 12 months.

                              ARTICLE VIII
                       PURCHASER'S REPRESENTATIONS

     Purchaser hereby represents, warrants, covenants and agrees that:

     SECTION 8.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Seller of the Assets.

     SECTION 8.02.  CONSENTS; AUTHORIZATION; EXECUTION AND
DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     SECTION 8.03. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser or which could have an adverse effect on Purchaser's ability to perform its obligations hereunder.

     SECTION 8.04. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

     SECTION 8.05. COMPLIANCE WITH LAWS. Purchaser is currently complying with and has so complied with, and is not in default under or in violation of, and neither its business nor any of its assets nor the operation or maintenance thereof, contravenes in any respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule, regulation of any governmental body applicable to its assets or its business, including, without limitation, rules and regulations of the FCC.

     SECTION 8.06. FCC MATTERS. Purchaser is, and on the Closing Date will be, fully qualified under the Communications Act of 1934, as amended, to be an FCC licensee, and to be approved as the assignee of the FCC Authorizations. Purchaser knows of no reason why the FCC will not grant its consent to the assignment of the FCC Authorizations from Seller to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined by Section 22.13 of the FCC's rules) (i) has had the FCC deny an application for an authorization, (ii) has had the FCC revoke an authorization granted to it, or (iii) has been the subject of an investigation by the FCC.

     SECTION 8.07. NO VIOLATION OF EXISTING AGREEMENTS. Subject to the receipt of all necessary consents and approvals from the FCC and under the Hart-Scott Act, the execution, delivery and performance of this Agreement by Purchaser will not violate any provisions of any law and will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any contract or agreement to which Purchaser or an affiliate of Purchaser is a party.

     SECTION 8.08. AVAILABILITY OF FUNDS.  Purchaser's ultimate parent
(DCC) has available to it, and Purchaser will have available on the Closing Date, sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                               ARTICLE IX
                   SELLER'S AND PURCHASER'S COVENANTS

     SECTION 9.01. FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. Seller covenants and agrees that during the period after the execution of this Agreement and prior to the Closing, Seller shall provide Purchaser, within 45 days of the end of each calendar quarter, Seller's unaudited balance sheet and income statement for such quarter ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Current Financial Statements except for the absence of footnotes, subject to usual and customary adjustments, and will present fairly in all material respects the financial position of Seller at the date indicated and the results of Seller's operations for such period. Seller also shall provide Purchaser within 10 days of the end of each monthly billing cycle the number of subscribers receiving service from the Cellular System at the beginning and end of such billing cycle. Seller further covenants and agrees to provide Purchaser within 5 days of Seller's preparation or receipt thereof (i) an accounts status aging report for the Cellular System utilizing the ITDS billing system and relating to each invoice date arising after the date hereof, (ii) copies of those reports set forth on Schedule 9.01, and (iii) copies of any other reports reasonably requested by Purchaser provided that such reports are normally generated by or for Seller on a monthly basis.

     SECTION 9.02. GOVERNMENTAL APPROVALS. (a) Purchaser covenants and agrees that it will cooperate with Seller, and do all things reasonably necessary to assist Seller, to obtain all consents and approvals necessary for assignment to Purchaser of the FCC Authorizations, including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. Seller shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Each of Purchaser and Seller hereby agrees to file the necessary Form(s) 490 and 702 with the FCC transferring or assigning control of the FCC Authorization for the Business to Purchaser and diligently pursue the processing of the assignment of the FCC Authorization to Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Seller and Purchaser shall share equally all filing fees in connection with any filings pursuant to this
Section 9.02(a).

          (b) Seller and Purchaser shall each cooperate and use their reasonable best efforts to prepare and file with the Federal Trade Commission and the Department of Justice as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act"). Seller and Purchaser shall share equally all filing fees in connection with any filings pursuant to this Section 9.02(b).

          (c) (i) Seller shall, at its sole expense, undertake to obtain (or modify, if appropriate) licenses, permits or authorizations for the microwave facilities listed on SCHEDULE 7.08; (ii) if licenses, permits or authorizations are obtained (or modified, as appropriate) for the microwave facilities listed on SCHEDULE 7.08, Purchaser and Seller shall cooperate in the preparation and submission of any filings necessary to obtain FCC consent to assign such licenses, permits or authorizations to Purchaser (including, if requested by the FCC, any amendments to such filings to have such licenses, permits or authorizations issued directly in the name of Purchaser); (iii) in the event that Seller has not obtained, or the FCC has not granted its consent to the assignment of, such licenses, permits or authorizations to Purchaser before Closing, Purchaser and Seller shall cooperate to obtain a Special Temporary Authority permitting Purchaser to operate the microwave facilities listed on SCHEDULE 7.08 on a temporary basis; and (iv) in the event that the Special Temporary Authority is obtained, Purchaser and Seller shall cooperate after the Closing in obtaining FCC consent to the assignment to Purchaser of such licenses, permits or authorizations on a permanent basis. Seller shall not enter into any agreements or understandings with any party relating to the microwave facilities listed on SCHEDULE 7.08 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

     SECTION 9.03. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) Seller covenants and agrees to use its commercially reasonable efforts (best efforts in the case of leases for the El Campo MTSO Site and the Bernardo Cell Site) to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assumed Contracts. In addition, with respect to each real property lease identified on SCHEDULE 2.01(D), Seller agrees that the instrument whereby Seller requests the consent of the lessor thereunder to the assignment of such lease to such Purchaser shall be substantially in the form of the letter attached hereto as SCHEDULE 9.03 and that Seller shall use its commercially reasonable efforts (best efforts in the case of leases for the El Campo MTSO Site and the Bernardo Cell Site) to obtain each such lessor's consent to such assignment by having each such lessor countersign such letter in the space provided. Purchaser covenants and agrees to cooperate with Seller and assist Seller in obtaining such consents and approvals including the furnishing of financial and other information, reasonably required by the Person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any Assumed Contracts listed on SCHEDULE 2.01(A) OR 2.01(D) to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "Interests"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third Person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Seller shall use its commercially reasonable efforts to provide Purchaser the benefits of any such Interest as provided in Section 17.01(b).

          (b) Purchaser and Seller hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article X hereof and the Seller in Article XI hereof prior to the Closing Date. Purchaser further covenants and agrees to perform all of its obligations under the Purchase and Sale Agreement between Seller and Leong in accordance with and subject to the terms and conditions thereof.

     SECTION 9.04. ACCESS. (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to an officer of Seller and without undue disruption to Seller's normal business activities, to inspect the Assets and properties of Seller and to inspect and make abstracts and reproductions of all books and records of Seller including, without limitation, applications and reports to the FCC, all financial information relevant to the Business, employee records, and engineering and environmental reports and Seller shall furnish Purchaser with such information respecting the Assets and Business and financial records as Purchaser may, from time to time, reasonably request.

          (b) Seller acknowledges and agrees, subject to any restrictions placed thereon by an owner or lessor of any real property involved (other than property owned by Leong, L-Square or their affiliates), that Purchaser may commission, at Purchaser's cost and expense, a so-called "Phase I" environmental site assessment of the Assets (the "Phase I Assessment"). If the Phase I Assessment indicates that a so-called "Phase II" assessment (the "Phase II Assessment") or other additional testing or analysis of the Assets is advisable, the Purchaser may elect to cause its agents to conduct such testing and analysis. Seller will use its commercially reasonable efforts to comply with any reasonable request for information made by Purchaser or its agents in connection with any such investigation. Seller covenants that any response to any such request for information will be complete and correct in all material respects. Seller will afford Purchaser and its agents access to all operations of the Seller at all reasonable times and in a reasonable manner in connection with any such investigation subject to any required approval of Seller's landlords, which approval Seller will use its commercially reasonable efforts to obtain. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by Seller to Purchaser under this Agreement except that if any Phase I Assessment or Phase II Assessment uncovers an environmental condition which then comprises a breach of Seller's representations or warranties herein, Seller shall not have breached such representation or warranty if Seller cures such breach in accordance with the provisions of this Agreement.

          (c) All information collected and generated as a result of the environmental due diligence authorized by Section 9.04(b) will be subject to the terms and conditions of Section 14.01 of this Agreement.
Purchaser shall provide to Seller copies of all draft and final reports, assessments and other information composed or compiled by Purchaser's environmental consultants within five (5) business days of Purchaser's receipt of copies thereof.

          (d) Seller shall allow Purchaser the opportunity to conduct an engineering review of the Assets to confirm that the Assets comply with the FCC Authorizations and the regulations of the FCC and are otherwise in good condition and repair, reasonable wear and tear excepted. Purchaser shall provide to Seller copies of all draft and final reports, assessments and other information composed or compiled by Purchaser's engineers or engineering consultants within five (5) business days of Purchaser's receipt of copies thereof.

     SECTION 9.05. CONDUCT OF BUSINESS. From and after the date hereof through the Closing Seller shall:

          (a) operate the Cellular System in accordance with the FCC Authorizations, and comply in all material respect with all laws, rules and regulations applicable to Seller, including the regulations of the FCC;

          (b) except for inventory (other than Excluded Assets) sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser;

          (c) refrain from modifying, amending or altering in any material respect, or terminating any of the Assumed Contracts, and from waiving or canceling any default or breach (other than the waiver of late fees) or modifying, altering or terminating any right or asset relating to or included in the Assets without Purchaser's prior written approval, which approval will not be unreasonably withheld;

          (d) maintain insurance on the Assets comparable to that maintained prior to the date hereof, and subject to Article XII, use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

          (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted, provided, however, Seller shall promptly repair the items of equipment set forth on SCHEDULE 9.05 so that they are in good working order or replace such equipment with like equipment which is in good working order; maintain supplies of inventory (other than car stereo and speaker inventory) and spare parts consistent with past practice; and otherwise operate the Business in the ordinary course in accordance with past practices;

          (f) refrain from changing the Cellular System's agents' commission rate, sales practices (including the quality of the credit of subscribers contracting for cellular telephone service) or marketing practices without Purchaser's approval, which approval will not be unreasonably withheld;

          (g) except for customary increases consistent with past practices or policies, and in any case not exceeding five percent (5%) of base salary and Seller's payment of stay bonuses and other compensation contingent upon Closing, refrain from increasing the compensation payable or to become payable to any employee or agent without Purchaser's approval, which approval will not be unreasonably withheld;

          (h) refrain from entering into any contract or renewal of any existing contract for the employment of any employee or agent of Seller other than "at-will" employees and agents;

          (i) use its commercially reasonable efforts to (x) keep its business organization intact, (y) retain the services of the key employees of the Cellular System, and (z) maintain good relationships with its employees, suppliers, advertisers, subscribers, agents and others having business relations with it, in each case in accordance with past practices;

          (j) refrain from changing its Charter or by-laws in any way which would materially adversely affect its power or authority to enter into and perform this Agreement, or which would otherwise materially adversely affect its performance of this Agreement;

          (k) continue to advertise, promote and market the Cellular System and its services in a manner consistent with past practice, and in any event from the date hereof through the Closing, (x) during the fourth quarter of 1997 spend on advertising, promotion and marketing (which expenditures shall not include expenditures for salaries, commissions payable to employees, agents or other third parties or losses on the sale of handsets or other equipment) at least the sum of (A) $24,500 and (B) the amount, if any, by which such spending for September 1997 advertising, promotion and marketing was less than $9,000; and (y) implement a holiday season advertising and sales promotion to be developed by Purchaser in consultation with Seller, the allocation between Seller and Purchaser of the cost of which (in excess of Seller's advertising expense obligation referred to above) to be mutually acceptable to Seller and Purchaser;

          (l) refrain from subjecting any of the Assets to any new Lien other than Permitted Liens;

          (m) refrain from doing or omitting to do any act which will cause a material breach of, or material default under, or termination of (except in accordance with its terms), any Assumed Contract;

          (n) provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC;

          (o) not permit any of the FCC Authorizations to expire or to be surrendered or voluntarily modified in a manner adverse to the Business, or take any action which would reasonably be expected to cause the FCC Authorizations or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under any of the FCC Authorizations; or fail to prosecute with due diligence any pending applications to any governmental authority;

          (p) notify Purchaser in writing promptly after learning of the institution or threat of any material action against Seller in any court, or any action against Seller before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Assets or the Business;

          (q) if Seller deems it to be prudent, promptly replace any employee who leaves the employ of the Cellular System; notify Purchaser of the hiring of any new employee, any material change in job function of an employee, and the termination of any employee;

          (r) pay or cause to be paid or provide for all Taxes of or relating to Seller, the Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Closing Date;

          (s) refrain from taking any action not in Seller's usual course of business regarding the Cellular System or the Assets without Purchaser's prior approval, which approval will not be unreasonably withheld, it being expressly understood and agreed that, without Purchaser's approval, Seller may (w) use its efforts to collect all subscriber accounts receivable and roaming accounts receivable, which efforts may include the institution of litigation, employment of counsel or any other extraordinary means of collection, (x) threaten to disconnect and may disconnect subscribers whose accounts are more than sixty (60) days past due, (y) writeoff any account receivable of any account debtor who is not an active subscriber to the Cellular System, and (z) compromise, settle or adjust the amounts of any of such accounts receivable;

          (t) cooperate with Purchaser in connection with (i) Purchaser's efforts to identify the current employees of Seller that Purchaser would like to hire following the Closing consistent with all applicable federal, state and/or local employment laws, rules and regulations, and (ii) the prompt and efficient transition of billing services (including the services provided by EDS Personnel Communications Corporation) (at Purchaser's cost) after Closing to Purchaser's billing system and (iii) Purchaser's efforts to upgrade equipment (at Purchaser's cost) after Closing; and

          (u) refrain from initiating a change in Outcollect Rates, and if requested to do so by a cellular roaming partner, obtain Purchaser's consent to such change (which consent will not be unreasonably withheld); and

          (v) pay, prior to Closing, Seller's employees all amounts due them in respect of accrued sick leave time.

          (w) make the following payments and filings with the FCC, and provide evidence of each to Purchaser: (i) payment of all TRS (Telecommunications Relay Services) fees, (ii) filing of the Universal Service Worksheet, (iii) filing of an Equal Employment Opportunity report, and (iv) filing of Form 489 to make the modifications relating to the Swiss Alp and Columbus cell sites described on Schedule 7.08 hereto.

     SECTION 9.06. NO SHOPPING. Prior to December 31, 1997 neither Seller nor any of its affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the Assets, acquisition of a substantial equity interest in Seller or any similar transaction involving Seller.

     SECTION 9.07. EMPLOYEES. Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Seller or Purchaser. Except as specifically provided in this Section 9.07, no provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain. Not later than November 21, 1997 Purchaser will deliver to Seller a preliminary list of the names of those employees of Seller (x) to whom Purchaser expects to offer employment, the delivery of which shall not obligate Purchaser in any way to offer such employees employment and (y) whom Purchaser believes should continue in Seller's employ through the Closing to facilitate a smooth transition of the Business. Not later than 21 days prior to Closing the Purchaser will deliver Seller a list of names of those employees of Seller to whom Purchaser will not offer employment. Purchaser and Seller recognize that a smooth transition of the Business to Purchaser is in each party's interest and in the best interest of the current employees of Seller, particularly in view of the importance of the holiday season in building the subscriber base of the Business. Purchaser and Seller agree to use their commercially reasonable efforts to work together, including holding joint meetings and having open communications with each other, to identify as promptly as possible under the circumstances the employees to whom continued employment will be offered, taking into account the need for employee cooperation in order to have a strong marketing effort during the holiday season, Seller's need to provide fair notice to employees whose employment will be terminated, the possible need to provide financial incentives to retain employees' services until the Closing and all other relevant factors. As soon as practical prior to Closing but in any event not later than 14 days prior to Closing, Purchaser shall notify those employees whom Purchaser intends to hire on the Closing Date either as a regular employee of, or as a temporary consultant to, Purchaser. At least 15 days prior to Closing Purchaser shall provide Seller a list of the Seller's employees to whom Purchaser intends to hire and the form of notice Purchaser intends to provide Seller's employees, which notice and manner of delivery shall be reasonably satisfactory to, and approved in advance by, Seller and shall specify the terms of employment, including compensation and all material benefits relating thereto. Seller shall not unreasonably withhold or delay its approval of such notice and manner of delivery. Unless otherwise specified by Purchaser in writing, any Person so hired by Purchaser shall be an "at will" employee of Purchaser. Purchaser shall be permitted to conduct pre-employment physical examinations and other appropriate pre-hire investigations of such named employees and make any offer of employment to such employees subject to those individuals receiving results of such examinations and other appropriate pre-hire clearance satisfactory to Purchaser. If the terms of DCC's benefit plans permit, DCC or Purchaser, as appropriate, shall recognize the term of service with Seller of any former employee of Seller hired by Purchaser in determining such employee's (i) accrued vacation under Purchaser's vacation plan and (ii) eligibility and vesting for purposes of participating in Purchaser's or DCC's 401k plan. Purchaser also shall permit any former employee of Seller hired by Purchaser to participate in Purchaser's group health plan without imposing any pre-existing condition limitations or waiting periods so long as such employee was covered by Seller's health plan immediately prior to the Closing. To the extent of the amount of accrued vacation pay included as a Current Liability at Closing, Purchaser will allow the Seller's employees hired by Purchaser to take vacation time after the Closing Date or provide such employees the economic benefit thereof. Purchaser agrees to pay to each of the current employees of Seller who continues to be employed by Seller through the Closing Date (other than the senior management team comprised of Leong, Eva Chang, Bill Peirce, Josie Onciano and Paula Fahey and any employee working principally in Seller's California office or in Seller's car stereo/speaker business), a special cash bonus equal to the "stay bonus" of up to ten percent (10%) of his or her current salary that is paid by Seller on the Closing Date to each such employee except that Purchaser will not be obligated to pay such bonus to any employee of Seller who (a) declines to accept Purchaser's offer of employment as either a regular employee of, or temporary consultant to, Purchaser (an "Employment Offer") or (b) accepts an Employment Offer and voluntarily resigns from Purchaser's employ within 90 days after the Closing. Purchaser shall make such bonus payment on the Closing Date to each such employee who is not given an Employment Offer. Purchaser shall make such bonus payment to those employees who accept Purchaser's Employment Offer on the date which is the earliest of (a) the date that such employee or consultant has fulfilled his or her commitment to Purchaser, (b) the date Purchaser unilaterally terminates without just cause the employment of any such employee or consultant, or (c) 90 days after Closing. In no event will any current employee be entitled to more than one such stay bonus from Purchaser.

     SECTION 9.08. SUPPLEMENTAL DISCLOSURE. Seller shall promptly from time to time prior to the Closing Date supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure (other than changes in Schedule 5.05(a)(i) related to Disputed Roaming Receivables, which may be changed in Seller's discretion) shall be deemed to cure any breach of any representation or warranty of Seller made in this Agreement unless Purchaser fails to object in writing to Seller to any such supplemental disclosure within ten (10) business days after Purchaser's receipt thereof. Purchaser shall have the right to add to the list of Disputed Roaming Receivables on Schedule 5.05(a)(i) in accordance with Section 5.05(d).

     SECTION 9.09. DISPUTED ROAMING RECEIVABLES. In the event that Purchaser collects a Disputed Roaming Receivable after the Closing (which did not constitute a Current Asset at Closing), Purchaser shall pay the amount so collected to Seller, net of Purchaser's out-of-pocket costs, if any, to collect same. For a period of 180 days following the Closing Date, Seller may, but shall not be obligated to, use its efforts to collect the Disputed Roaming Receivables and all payments received by Seller or by Purchaser as a result of such collection efforts by Seller shall be retained by or paid to Seller without any reduction whatsoever. Purchaser shall have no obligation to attempt to collect Disputed Roaming Receivables. Purchaser shall not have the right to compromise, settle, or adjust the amounts of any of the Disputed Roaming Receivables without Seller's prior written consent. To facilitate Seller's collection efforts, Purchaser shall give Seller, upon request by Seller and during normal working hours, access to the billing records relating to the Disputed Roaming Receivables.

                                ARTICLE X
         CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

     SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties made by Seller in this Agreement shall be true and correct at and as of the Closing except for such breaches and inaccuracies therein which, in the aggregate, have not caused and would not reasonably be expected to cause Purchaser to suffer a Loss (as defined in Section 13.01) in excess of $300,000 in the aggregate (a "Material Loss") or otherwise result in a Material Adverse Effect. Seller shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing except for such noncompliances which, in the aggregate, have not caused and would not reasonably be expected to cause a Material Loss or otherwise result in a Material Adverse Effect. If the foregoing conditions cannot be satisfied due to breaches or inaccuracies of the Seller's representations and warranties or noncompliances with Seller's covenants that, in the aggregate, have caused or are reasonably expected to cause a Material Loss and such matters, in the aggregate, have not caused and are not reasonably expected to cause a Material Adverse Effect, then if Seller acknowledges in writing an obligation under Section 13.01 to indemnify Purchaser for Losses arising therefrom (subject to the limitations set forth in Section 13.05), then such conditions shall be deemed to be satisfied notwithstanding any Material Loss. Purchaser shall have been furnished with a certificate or certificates of Seller's President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the Assets or the Business taken as a whole, other than due to (x) changes affecting the cellular telephone industry generally and (y) a reduction in the Outcollect Rate payable by AT&T, Inc. or its affiliates to not less than $.35 per minute so long as such reduction was not initiated by Seller (the "AT&T Reduction").

     SECTION 10.02. DIRECTORS RESOLUTIONS. Seller shall deliver to Purchaser copies of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of Seller.

     SECTION 10.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of Seller, certifying as to the genuineness of the signatures of officers of Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     SECTION 10.04. THIRD PARTY CONSENTS; FCC; HART-SCOTT ACT. Seller shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser, PROVIDED that such instruments, consents and approvals shall not be deemed to be reasonably unsatisfactory to Purchaser due solely to any omission of estoppel provisions except in the case of the consents to assign the leases for the El Campo MTSO Site and the Bernardo Cell Site, where the consents shall include the estoppel provisions reflected on Schedule 9.03) as are necessary to assign to Purchaser without modification thereof, as of the Closing, the Assets and the Assumed Contracts and Purchaser shall have obtained all FCC Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Prior to Closing Date, the FCC's grant of its consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order and (ii) the FCC's grant of its consent to the assignment of the Microwave Authorizations to Purchaser shall have become a Final Order or a Special Temporary Authority granting FCC's consent to Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations, including authorizations for those facilities listed in
SCHEDULE 7.08, each without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. Anything herein to the contrary notwithstanding, the Purchaser shall have the right (in its sole discretion) to waive the requirement set forth in the preceding sentence by delivery to Seller of a written notice to such effect (the "Finality Waiver Notice"), it being expressly understood and agreed by the parties that if Purchaser gives the Finality Waiver Notice and Closing occurs prior to the receipt of such Final Order, then Purchaser shall assume the entire risk of the FCC's consent to the assignment of the FCC Authorizations being subsequently rescinded or revoked and in no event shall Seller be required to refund the Purchase Price to Purchaser if the parties become legally obligated to reassign the FCC Authorizations to Seller. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. For purposes of this Agreement, the term "Special Temporary Authority" shall mean the applications assigning the Microwave Authorizations to Purchaser have been filed, the public notice period for comments has expired, no petitions to deny the assignment of the Microwave Authorizations to Purchaser are on file and the FCC has either granted such applications or the FCC has granted a special temporary authority permitting the Purchaser to operate the microwave facilities that are the subject of the Microwave Authorizations on a temporary basis.

     SECTION 10.05. NO MATERIAL ADVERSE CHANGE. Other than changes affecting the cellular telephone industry generally and an AT&T Reduction, and subject to the provisions of Article XII, there shall not have been any material adverse change in the financial condition, assets, business or properties of the Cellular System or Assets, from June 30, 1997 to the Closing.

     SECTION 10.06. OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Fleischman and Walsh, L.L.P., special transaction counsel to Seller, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement, in substantially the form of EXHIBIT E hereto.

     SECTION 10.07. OPINIONS OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished with opinions of Fleischman and Walsh, L.L.P., FCC counsel for Seller, dated as of the Closing and addressed to Purchaser, and to any financial institution designated by Purchaser which has provided the financing in connection with the transactions contemplated by this Agreement, in substantially the form of EXHIBIT F attached hereto.

     SECTION 10.08.  SUBSCRIBERS.   The aggregate number of "Subscribers"
(as defined in Section 5.05(a)) on Seller's Cellular System as of Closing shall be at least 2,500.

     SECTION 10.09. ESCROW AGREEMENT. Seller shall have executed and delivered the Escrow Agreement to Purchaser.

     SECTION 10.10 EL CAMPO OFFICE. All of the conditions to Purchaser's obligation to purchase the office building in El Campo, Texas currently leased by the Company pursuant to that certain Purchase and Sale Agreement of even date herewith between Seller and Leong shall have been satisfied and such property shall have been conveyed to Purchaser pursuant to a Warranty Deed substantially in the form attached to such Purchase and Sale Agreement.

                               ARTICLE XI
                         CONDITIONS PRECEDENT TO
                      SELLER'S OBLIGATION TO CLOSE.

     The obligations of Seller under this Agreement with respect to the sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Seller:

     SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

     SECTION 11.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to Seller copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

     SECTION 11.03. INCUMBENCY CERTIFICATE. Seller shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     SECTION 11.04. FCC; HART-SCOTT ACT. The FCC's grant of its consent to the assignment of the Cellular Authorizations to Purchaser shall have become a Final Order and the FCC's grant of its consent to the assignment of the Microwave Authorizations to Purchaser shall have become a Final Order or a Special Temporary Authority granting the FCC's consent to the operation by Purchaser of the microwave facilities that are the subject of the Microwave Authorizations, including authorizations for those facilities listed in SCHEDULE 7.08. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or DOJ.

     SECTION 11.05. OPINION OF COUNSEL TO PURCHASER. Seller shall have been furnished with an opinion of Edwards & Angell, counsel to Purchaser, dated as of the Closing and addressed to Seller in substantially the form of EXHIBIT G hereto.

     SECTION 11.06. ESCROW AGREEMENT. Purchaser and the Escrow Agent each shall have executed and delivered the Closing Escrow Agreement to Seller.

     SECTION 11.07. NO LITIGATION. On the Closing Date, (i) no litigation, proceeding, investigation, or inquiry shall be pending that, if sustained, would materially and adversely affect the value of the Assets, Seller's right to retain or convey the Assets or to operate the Cellular System, or Purchaser's right to acquire, retain and own the Assets or to operate the Cellular System, and (ii) no judgment, decree, injunction, rule or order of any court of competent jurisdiction or other legal authority shall be outstanding against Purchaser, Seller or any affiliate purporting to enjoin or otherwise prevent the Closing of the transactions contemplated hereunder.

                               ARTICLE XII
                             CASUALTY LOSSES

     In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Assets that becomes known to Seller, Seller will promptly notify Purchaser of such event. Seller shall, to the extent practicable, repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Closing Date. To the extent the repair, rebuild or replacement of the portion of the Assets damaged, destroyed or lost prior to the Closing Date is not practicable, then the Purchase Price shall be reduced by the amount, mutually acceptable to Purchaser and Seller, which is estimated by the parties to equal the out-of-pocket costs and expenses that Purchaser is reasonably likely to incur to repair, rebuild or replace, in accordance with cellular telephone industry practices, such damaged, destroyed or lost Assets after the Closing Date, and Seller shall retain all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage.

                              ARTICLE XIII
                             INDEMNIFICATION

     SECTION 13.01. INDEMNIFICATION BY SELLER. (a) After the Closing, and subject to the terms of this Article XIII, Seller agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses, damages (excluding punitive, exemplary or special statutory damages), costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands, judgments and diminutions in value suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from or related to:

          (i) Any Non-Assumed Liability, whether or not known or asserted at or prior to Closing, relating to or arising from the ownership, operation, control or sale of the Assets of the Cellular System or the Business or any other state of facts which existed at or prior to Closing, including fines or forfeitures imposed or threatened to be imposed by the FCC for the operation, at or prior to Closing, of the Cellular System or the Business;

          (ii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Seller in this Agreement, the Schedules or Exhibits hereto, the Closing Escrow Agreement, the Bill of Sale, the Assumption Agreement or in any closing certificate delivered by Seller to Purchaser pursuant to Article X hereof;

          (iii) Any breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement to be performed on or following the Closing Date; and

          (iv) All costs and expenses (including reasonable attorneys' fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Purchaser is indemnified against by Seller in this Agreement.

          (b) In addition and subject to the terms of this Article XIII, Seller shall indemnify Purchaser against and hold it harmless from any and all Losses which Purchaser may incur by reason of the failure (if any) of Seller to comply with the Bulk Transfers Article of the Uniform Commercial Code of any state.

     SECTION 13.02. INDEMNIFICATION BY PURCHASER. After the Closing, and subject to the terms of this Article XIII, Purchaser agrees to indemnify and to hold Seller, and its directors, officers, stockholders, employees, representatives and agents harmless from and against and in respect of any Losses incurred by Seller from:

          (i) All liabilities and obligations of Purchaser, and all claims and demands made in respect thereof relating to or arising from, Purchaser's ownership, operation or control of the Assets or the Business after the Closing, including on account of the Assumed Liabilities; and;

          (ii) Any misrepresentation or breach of warranty in, or omission from, any representation or warranty of Purchaser, in this Agreement, the Schedules or Exhibits hereto, including the Closing Escrow Agreement, the Assumption Agreement or in any closing certificate delivered by Purchaser to Seller pursuant to Article XI hereof;

          (iii) Any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed on or following the Closing Date; and

          (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller is indemnified against by Purchaser in this Agreement.

     SECTION 13.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article XIII (the "Asserting Party") must notify (in writing, in reasonable detail and within a reasonable period of time after the Asserting Party becomes aware of such claim) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 13.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this Section 13.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 13.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIII.

     SECTION 13.04. LIMITED RECOURSE TO SELLER. Except in the event of fraud, the obligation of Seller to indemnify Purchaser for Losses arising from or related to the matters described in Section 13.01(a)(ii) or in
Section 13.01(a)(iv) to the extent related to the matters described in
Section 13.01(a)(ii), shall be limited solely to the Escrow Fund held pursuant to the Closing Escrow Agreement.

     SECTION 13.05. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIII shall be subject to the following limitations:

          (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $300,000 (the "Deductible") and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; provided, however, the Deductible shall not be applicable to (i) Seller's obligation to indemnify Purchaser for Non-Assumed Liabilities other than Non-Assumed Liabilities relating to the failure to comply with Environmental Laws, (ii) Purchaser's obligation to indemnify Seller for Losses arising from or related to the matters described in Section 13.02(i), (iii) adjustments to the Purchase Price provided for in Section 5.05, (iv) a breach by Seller of its representations set forth in Section 7.02, the first sentence of Section 7.04, and Section 7.15 or (v) Losses resulting from fraud.

          (b) All representations and warranties contained in this Agreement shall survive the Closing until the second anniversary thereof; provided, however, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 7.02, the first sentence of Section 7.04, and Section 7.15 shall survive the Closing for an unlimited duration and (y) the representations and warranties contained in Sections 7.12 and 7.09 (as it may relate to Environmental
Laws) shall survive the Closing until the sixth anniversary thereof (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled. Each party shall be precluded from asserting claims against the other party after the applicable Survival Period.

          (c) In addition, the liability of any indemnitor with respect to any Losses shall be determined on a basis that is net of the amount actually paid to the indemnified party in respect of any such Losses pursuant to a policy of insurance maintained by such indemnified party.

                               ARTICLE XIV
                   CONFIDENTIALITY AND PRESS RELEASES

     SECTION 14.01. CONFIDENTIALITY. Each party (in such capacity, a "Recipient Party") shall hold in strict confidence all documents and information concerning the other (in such capacity, a "Disclosing Party") and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the Disclosing Party. In furtherance of the foregoing, without the express prior written consent of the Disclosing Party, the Recipient Party shall not, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any such documents or information to anyone except as provided in Section 14.03. If the Recipient Party breaches, or threatens to commit a breach of, any of the provisions of this Article XIV, the Disclosing Party shall have the right (in addition to any other rights and remedies available at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Disclosing Party and that money damages would not be an adequate remedy.

     SECTION 14.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other subject to the provisions of Section 14.03, and Purchaser and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Seller, as the case may be, proposes to make such press release.

     SECTION 14.03. DISCLOSURES REQUIRED BY LAW. This Article XIV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                               ARTICLE XV
                               TERMINATION

     SECTION 15.01. BREACHES AND DEFAULTS; OPPORTUNITY TO CURE. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach (the "Cure Request"), whereupon the Breaching Party shall have thirty (30) days from the receipt of such Cure Request to cure such breach to the reasonable satisfaction of the Non-Breaching Party; PROVIDED, HOWEVER, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded until the later of December 31, 1997 or the ninetieth day after the receipt of the Cure Request to cure such breach, PROVIDED, HOWEVER, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period and if the breach is by Seller and, together will all uncured breaches, would reasonably be expected to cause Purchaser to suffer a Material Loss or otherwise to result in a Material Adverse Effect and, in the case of a Material Loss, Seller does not acknowledge in writing an obligation under Section 13.01 to indemnify Purchaser for such Losses (subject to the limitations set forth in Section 13.05), then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 15.02). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

     SECTION 15.02. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

          (a) by mutual written consent of Seller and Purchaser;

          (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Seller and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) subject to Section 15.01, by Purchaser, if Seller shall have breached any of its representations herein or if Seller shall have materially breached any of its covenants and such breaches, in the aggregate, would reasonably be expected to cause Purchaser to suffer a Material Loss or otherwise to result in a Material Adverse Effect;

          (d) subject to Section 15.01, by Seller, if Purchaser shall have materially breached any of its representations or covenants herein; or

          (e) by either Seller or Purchaser if the Closing shall not have occurred on or before June 30, 1998 (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

                               ARTICLE XVI
                              BROKERS' FEES

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIII hereof.

                              ARTICLE XVII
                              MISCELLANEOUS

     SECTION 17.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Seller's right, title and interest in and to the Assets. Such efforts and assistance shall be at the cost of the requesting party.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to sell, assign, transfer or convey to Purchaser any of its rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers listed on SCHEDULE 10.04 have not been obtained by Seller as of the Closing and Purchaser elects to proceed with the Closing, Seller shall, for the remaining term of such Interest, use its commercially reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Seller in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); provided, however, that neither of Purchaser nor Seller shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party, or to commence any proceedings against the third party, from whom such approval, consent or waiver is requested.

     SECTION 17.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

     (i)  If to Purchaser:

          13439 N. Broadway Extension
          Suite 200
          Oklahoma City, Oklahoma  73114
          Attention:  Everett Dobson
          Facsimile No.:  (405) 391-8515

          with a required copy to:

          Edwards & Angell
          2800 Hospital Trust Tower
          Providence, Rhode Island  02903
          Attention:  David K. Duffell, Esq.
          Facsimile No.: (401) 276-6602

     (ii)  If to Seller:

          Texas 16 Cellular Telephone Company
          c/o Arnold Leong
          3111 Greenriver Drive
          Reno, Nevada  89503
          Facsimile:  (702) 787-7978

          with a required copy to:

          Fleischman and Walsh, L.L.P.
          1400 Sixteenth Street, N.W.
          Washington, DC  20036
          Attention:  Jeffry L. Hardin, Esq.
          Facsimile No.: (202) 265-5706

     Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

     SECTION 17.03. EXPENSES. Each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Seller and Purchaser shall bear equally FCC, Hart-Scott Act and other governmental filing fees.

     SECTION 17.04. TRANSFER TAXES. Seller and Purchaser shall bear equally all use, sales and transfer taxes, if any, imposed in connection with the sale and delivery of the Assets acquired by Purchaser under this Agreement. Notwithstanding anything else to the contrary set forth in this Section 17.04, Purchaser shall in no event be responsible in any manner for the payment of any Taxes on any income or gain which Seller may realize as a result of the sale of the Assets or otherwise related to the transactions contemplated by this Agreement.

     SECTION 17.05. COLLECTION PROCEDURES. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Seller any checks or drafts received on account of any such items.

     SECTION 17.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Seller shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the Purchaser. The parties, therefore, agree and acknowledge that in the event the Seller fails to perform its obligations under this Agreement prior to Closing, the Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

     SECTION 17.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without application of principles of conflicts of law).

     SECTION 17.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld except that Purchaser shall have the right to assign its rights under this Agreement after the Closing to any institutional lender.

     SECTION 17.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     SECTION 17.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.
No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     SECTION 17.11. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

     SECTION 17.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

     SECTION 17.13. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially
(a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

     SECTION 17.14. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 17.15. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

     SECTION 17.16. FURTHER ASSURANCES. For a period of twelve (12) months after Closing, Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business and Assets prior to the Closing which the Purchaser reasonably requests in the future in connection with the Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

     SECTION 17.17. THIRD PARTIES. Except for the corporate guarantee of performance by Dobson Communications Corporation set forth at the end of this Agreement, nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 17.18.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO
IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSS CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

          [THE REST OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                   SELLER:

                                   TEXAS 16 CELLULAR TELEPHONE COMPANY

                                        ARNOLD C. LEONG
                                   By:  Arnold C. Leong
                                      Title:  President


                                   PURCHASER:

                                   DOBSON CELLULAR OF TEXAS, INC.

                                        G. EDWARD EVANS
                                   By:  G. Edward Evans
                                        President


               SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

The undersigned ultimate parent corporation of Purchaser does hereby covenant and guarantee, absolutely and unconditionally, to Seller that Purchaser shall fully and faithfully perform its obligations under this Agreement according to its terms or, if not so performed by Purchaser, shall be so performed or caused to be performed by the undersigned corporation, without any notice of default to Purchaser (except as provided in this Agreement) or demand upon the undersigned, and without Seller seeking to enforce this Agreement against Purchaser or pursuing any remedies against Purchaser, and the undersigned corporation hereby waives any such notice or demand or efforts to enforce this Agreement or to pursue remedies against Purchaser. Notwithstanding the foregoing, the undersigned shall have no further obligation hereunder following the payment of the Purchase Price to Seller. Further, in the event Purchaser and/or the undersigned breach any representation or obligation under the foregoing Asset Purchase Agreement and/or this guaranty thereof (including in the event Seller terminates said Agreement in accordance with Section 15.02(d) thereof), and if Closing has not occurred, then Seller's sole and exclusive recourse against Purchaser and the undersigned shall be to receive the Liquidated Damages Amount as set forth in Section 5.02 of said Agreement.

                                   DOBSON COMMUNICATIONS CORPORATION


                                   By:  EVERETT DOBSON
                                        Everett Dobson, Chairman of the Board,
                                        President and Chief Executive Officer


                    SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT